EXHIBIT 99.1

Friday October 13, 7:46 am Eastern Time

Press Release

SOURCE: RSL Communications, Ltd.

RSL COM Announces Third Quarter Expectations

Cash Usage Reduced

HAMILTON, Bermuda and NEW YORK, Oct. 13 /PRNewswire/ -- RSL Communications, Ltd. (Nasdaq: RSLC - news), a premier provider of data, Internet, and voice services focused on small and medium enterprises in Europe and the United States, announced that third quarter 2000 revenues are expected to have been approximately $375 to $380 million, and EBITDA(1), excluding deltathree.com, is expected to be negative $40-$45 million.

Third quarter revenues were negatively impacted by the traditionally slow European summer holiday period and the continuing strength of the U.S. dollar versus the major foreign currencies. Adjusted for foreign currency impacts, the Company expects revenue to have been approximately flat compared to the second quarter of 2000. Gross margins were negatively affected by a seasonal decrease in higher margin corporate revenues in Europe as well as continued competitive pricing pressures in several markets. The Company also expects selling, general and administrative expenses to increase primarily due to severance expenses in conjunction with the Company's effort to reduce headcount, primarily in headquarters, an increase in data sales efforts in several operations to support the Company's focus on higher margin data/Internet products, and increased customer acquisition costs.

RSL COM's recently appointed Chief Executive Officer, Paul Domorski, commented:
"While the third quarter has been challenging, my arrival at the end of the period has brought a fresh look and new leadership to the Company. I immediately embarked upon an intense strategic and operational review of every country, market segment and product line. Over the next several weeks we expect to announce important actions that should alter and significantly improve the Company's long-term profile. Also under development is a new business model that will reflect the current realities of the telecommunications marketplace."

Mr. Domorski continued, "The Company expects that certain operations which are not expected to generate positive returns in the near term will be sold, restructured or discontinued and a related charge is expected in the fourth quarter. The amount of the charge will be quantified upon completion of the review."

The Company has successfully enhanced controls on its cash resources and has reduced its cash burn rate in the third quarter versus historical levels, primarily due to the reduction of non-critical capital expenditures and working capital management.

The Company expects to announce third quarter 2000 results on November 9, 2000.

RSL Communications, Ltd., is a facilities based communications company that provides a broad range of data/Internet, voice and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through its subsidiary, deltathree.com, RSL COM also owns and operates a privately managed Internet Protocol (IP) telephony network with 107 points of presence in over 40 countries around the world. RSL COM is headquartered in Hamilton, Bermuda with executive offices in New York City. The web address is http://www.rslcom.com.

(1) EBITDA, as used herein, consists of loss from operations before depreciation and amortization. EBITDA has also been normalized to exclude non-cash compensation expense and to exclude the EBITDA loss of deltathree.com, the Company's publicly held internet telephony unit. This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Factors which may affect actual results include, but are not limited to, the Company's capital requirements, general economic factors, the impact of rapid industry changes, increased competition, pricing pressures, government regulation, the integration of acquisitions and new operations, as well as other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. For a detailed discussion of these and other risk factors, please refer to the Company's filings with the SEC, including the Company's Form 10-K for the fiscal year ended December 31, 1999 and the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission in July 2000. All subsequent written and oral forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Jim Magrone, Vice President, Treasury and Investor Relations, 212-445-7443, or Kathleen Makrakis, Director of Investor Relations, 212-445-7463, both of RSL Communications.

SOURCE: RSL Communications, Ltd.